Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiaries

1.	Intermeccanica International Inc., a corporation subsisting under the laws of the Province of British Columbia, Canada; and

2.	EMV Automotive USA Inc., a Nevada corporation.